Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000

Xerox Reports Progress on Key Priorities to Drive Business Improvement; Delivers Strong Cash Flow and Operating Margin Expansion

Increasing Full-Year Free Cash Flow Expectations

Third-Quarter 2018 Highlights:

•	Operating cash flow of $274 million increases $717 million or $157 million on an adjusted basis

•	Adjusted Operating margin of 13.1 percent expands 1.0 point year-over-year

•	GAAP EPS from continuing operations of 34 cents, down 33 cents year-over-year, driven by an incremental non-cash charge of $95 million associated with the 2017 enactment of the U.S. Tax Act

•	Adjusted EPS of 85 cents, down 4 cents year-over-year, driven by higher year-over-year tax rate

•	Returned $353 million to shareholders in the form of share repurchases and dividends; increasing share repurchase expectations for 2018 to $700 million from $500 million

NORWALK, Conn., Oct. 23, 2018 - Xerox (NYSE: XRX) today announced its third-quarter 2018 financial results.

“We are progressing on our priorities, which include optimizing our operations for greater simplicity, re-energizing our innovation engine and focusing on cash flow to drive increasing shareholder returns,” said Xerox Vice Chairman and CEO John Visentin.

“Work remains on the priority to drive revenue. Actions are underway to streamline the organizational structure, expand our channel presence, and further differentiate our products and services to provide greater value to customers.”

Recent accomplishments that demonstrate Xerox’s continued market strength include:

•
Named the first and only MPS vendor to receive security authorization for cloud-based managed print services from the U.S. government. It is federal policy to move agencies to secure cloud computing. Receiving FedRAMP certification validates our leading-edge security capabilities and will help Xerox penetrate the nearly $100 billion annual federal IT market

•	Launch of e-commerce apps platform opens up a global marketplace for Xerox and channel partners - making it easier to browse, deploy and purchase apps powered by ConnectKey® devices

•	Leadership position for ninth consecutive year in Quocirca Managed Print Services Market Landscape Report

Third Quarter 2018 Financial Results

•
Earnings Per Share: GAAP earnings per share (EPS) from continuing operations of 34 cents, down 33 cents year-over-year, driven by an incremental non-cash charge of $95 million associated with the 2017 enactment of the U.S. Tax Act. Adjusted EPS of 85 cents, down 4 cents year-over-year, driven by higher year-over-year tax rate

•	Total Revenue: $2,352 million, down 5.8 percent year-over-year or 4.7 percent in constant currency

•	Adjusted Operating Margin: 13.1 percent, up 1.0 point year-over-year

•	Cash, Cash Equivalents and Restricted Cash: $1,218 million at the end of the third quarter

•	Cash Flow: Operating cash flow of $274 million in the third quarter and $725 million year-to-date

•
Return to Shareholders: Returned $284 million through share repurchase and $69 million through dividends in the third quarter; the company returned $488 million or 75 percent of its free cash flow to shareholders during the first three quarters of the year

Full Year Expectations for Cash Flow
Xerox continues to focus on driving strong cash generation and is updating its full year cash flow guidance as follows:

	Previous	Updated
Operating Cash Flow	$900M - $1.1B	$1.0B - $1.1B
Free Cash Flow	$750M - $950M	$900M - $1.0B
Along with increasing its free cash flow guidance, Xerox is also increasing its share repurchase expectations for 2018 to $700 million from $500 million.

Xerox plans to update investors on its strategy and longer-term financial expectations during an analyst day in early February 2019.

About Xerox
Xerox Corporation is a technology leader that innovates the way the world communicates, connects and works. We understand what’s at the heart of sharing information - and all of the forms it can take. We embrace the integration of paper and digital, the increasing requirement for mobility, and the need for seamless integration between work and personal worlds. Every day, our innovative print technologies and intelligent work solutions help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the third-quarter 2018:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangibles, non-service retirement-related costs, transaction and related costs, net and impacts from the 2017 U.S. Tax Cuts and Jobs Act.

•	Adjusted operating margin, which excludes the EPS adjustments noted above as well as the remainder of Other expenses, net and includes equity income, as adjusted.

•	Constant currency revenue growth, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from continuing operations less capital expenditures.

•
A year-over-year change in third quarter 2018 operating cash flows, which adjusts 2017 operating cash flows for incremental pension contributions and deferred collections related to the sales of receivables.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm"); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views, visit http://twitter.com/xerox, http://connect.blogs.xerox.com, http://www.facebook.com/XeroxCorp, https://www.instagram.com/xerox/, http://www.linkedin.com/company/xerox, http://www.youtube.com/XeroxCorp.

Xerox®, Xerox and Design® and ConnectKey® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2018	2017	2018	2017
Revenues
Sales	$943	$981	$2,893	$2,927
Services, maintenance and rentals	1,344	1,443	4,200	4,368
Financing	65	73	204	223
Total Revenues	2,352	2,497	7,297	7,518
Costs and Expenses
Cost of sales	570	593	1,755	1,777
Cost of services, maintenance and rentals	807	870	2,529	2,623
Cost of financing	33	33	100	99
Research, development and engineering expenses	102	105	303	318
Selling, administrative and general expenses	583	630	1,835	1,890
Restructuring and related costs	29	35	91	192
Amortization of intangible assets	12	12	36	41
Transaction and related costs, net	(33)	—	63	—
Other expenses, net	57	52	126	234
Total Costs and Expenses	2,160	2,330	6,838	7,174
Income before Income Taxes & Equity Income(1)	192	167	459	344
Income tax expense	142	18	220	37
Equity in net income (loss) of unconsolidated affiliates	43	30	(6)	90
Income from Continuing Operations	93	179	233	397
Income (loss) from discontinued operations, net of tax	—	3	—	(3)
Net Income	93	182	233	394
Less: Net income attributable to noncontrolling interests	4	3	9	9
Net Income Attributable to Xerox	$89	$179	$224	$385

Amounts Attributable to Xerox:
Net income from continuing operations	$89	$176	$224	$388
Income (loss) from discontinued operations, net of tax	—	3	—	(3)
Net Income Attributable to Xerox	$89	$179	$224	$385

Basic Earnings (Loss) per Share:
Continuing operations	$0.34	$0.68	$0.84	$1.49
Discontinued operations	—	0.01	—	(0.01)
Total Basic Earnings per Share	$0.34	$0.69	$0.84	$1.48

Diluted Earnings (Loss) per Share:
Continuing operations	$0.34	$0.67	$0.83	$1.47
Discontinued operations	—	0.01	—	(0.01)
Total Diluted Earnings per Share	$0.34	$0.68	$0.83	$1.46
____________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Net income	$93	$182	$233	$394
Less: Net income attributable to noncontrolling interests	4	3	9	9
Net Income Attributable to Xerox	89	179	224	385

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(13)	154	(159)	491
Unrealized (losses) gains, net	(9)	2	5	(4)
Changes in defined benefit plans, net	83	(41)	191	(44)
Other Comprehensive Income, Net	61	115	37	443
Less: Other comprehensive income, net attributable to noncontrolling interests	—	—	—	1
Other Comprehensive Income, Net Attributable to Xerox	61	115	37	442

Comprehensive Income, Net	154	297	270	837
Less: Comprehensive income, net attributable to noncontrolling interests	4	3	9	10
Comprehensive Income, Net Attributable to Xerox	$150	$294	$261	$827

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$1,157	$1,293
Accounts receivable, net	1,290	1,357
Billed portion of finance receivables, net	102	112
Finance receivables, net	1,231	1,317
Inventories	958	915
Other current assets	232	236
Total current assets	4,970	5,230
Finance receivables due after one year, net	2,161	2,323
Equipment on operating leases, net	441	454
Land, buildings and equipment, net	527	629
Investments in affiliates, at equity	1,362	1,404
Intangible assets, net	232	268
Goodwill	3,899	3,930
Deferred tax assets	797	1,026
Other long-term assets	964	682
Total Assets	$15,353	$15,946
Liabilities and Equity
Short-term debt and current portion of long-term debt	$410	$282
Accounts payable	1,121	1,108
Accrued compensation and benefits costs	370	444
Accrued expenses and other current liabilities	835	907
Total current liabilities	2,736	2,741
Long-term debt	4,815	5,235
Pension and other benefit liabilities	1,488	1,595
Post-retirement medical benefits	647	662
Other long-term liabilities	231	206
Total Liabilities	9,917	10,439

Convertible Preferred Stock	214	214

Common stock	256	255
Additional paid-in capital	3,930	3,893
Treasury stock, at cost	(284)	—
Retained earnings	4,997	4,856
Accumulated other comprehensive loss	(3,711)	(3,748)
Xerox shareholders’ equity	5,188	5,256
Noncontrolling interests	34	37
Total Equity	5,222	5,293
Total Liabilities and Equity	$15,353	$15,946
Shares of common stock issued	255,664	254,613
Treasury stock	(10,502)	—
Shares of Common Stock Outstanding	245,162	254,613

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Cash Flows from Operating Activities
Net Income	$93	$182	$233	$394
(Income) loss from discontinued operations, net of tax	—	(3)	—	3
Income from continuing operations	93	179	233	397
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	120	131	398	399
Provisions	16	24	56	59
Net gain on sales of businesses and assets	(3)	(13)	(35)	(14)
Undistributed equity in net income of unconsolidated affiliates	(43)	(26)	9	(56)
Stock-based compensation	15	14	44	39
Restructuring and asset impairment charges	29	34	91	174
Payments for restructurings	(39)	(41)	(130)	(165)
Defined benefit pension cost	36	34	89	133
Contributions to defined benefit pension plans	(36)	(671)	(111)	(717)
Decrease (increase) in accounts receivable and billed portion of finance receivables	1	(34)	37	(174)
Increase in inventories	(20)	(99)	(91)	(187)
Increase in equipment on operating leases	(63)	(53)	(182)	(155)
Decrease in finance receivables	39	75	181	209
(Increase) decrease in other current and long-term assets	(2)	(5)	17	(48)
(Decrease) increase in accounts payable	(31)	(21)	12	54
Increase (decrease) in accrued compensation	4	17	(97)	(58)
Increase in other current and long-term liabilities	15	46	11	39
Net change in income tax assets and liabilities	124	—	165	(36)
Net change in derivative assets and liabilities	21	(9)	(2)	90
Other operating, net	(2)	(25)	30	(13)
Net cash provided by (used in) operating activities of continuing operations	274	(443)	725	(30)
Net cash used in operating activities of discontinued operations	—	(2)	—	(97)
Net cash provided by (used in) operating activities	274	(445)	725	(127)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(23)	(23)	(73)	(70)
Proceeds from sales of land, buildings and equipment	—	1	32	2
Proceeds from sale of businesses	—	20	—	20
Acquisitions, net of cash acquired	—	—	—	(76)
Collections of deferred proceeds from sales of receivables	—	58	—	157
Collections on beneficial interest from sales of finance receivables	—	2	—	13
Other investing, net	—	2	1	(27)
Net cash (used in) provided by investing activities	(23)	60	(40)	19
Cash Flows from Financing Activities
Net proceeds (payments) on debt	—	988	(306)	(336)
Dividends	(69)	(68)	(204)	(223)
Payments to acquire treasury stock, including fees	(284)	—	(284)	—
Other financing, net	(6)	(12)	(21)	129
Net cash (used in) provided by financing activities	(359)	908	(815)	(430)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	19	(20)	55
(Decrease) increase in cash, cash equivalents and restricted cash	(109)	542	(150)	(483)
Cash, cash equivalents and restricted cash at beginning of period	1,327	1,377	1,368	2,402
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,218	$1,919	$1,218	$1,919

Financial Review
Fuji Xerox Transaction Termination
On January 31, 2018, Xerox entered into agreements ("Transaction Agreements") with FUJIFILM Holding Corporation ("Fujifilm") and Fuji Xerox Co., Ltd. ("Fuji Xerox") for the combination of Xerox and Fuji Xerox. Under the terms of the Transaction Agreements, Fuji Xerox would have become a wholly-owned subsidiary of Xerox, Xerox shareholders would have received a $2.5 billion special cash dividend and Xerox would have become owned 49.9% by Xerox's shareholders as of the closing date for the transaction and 50.1% by Fujifilm.
On May 13, 2018, Xerox determined that it was in the best interest of the Company and its shareholders to terminate the Transaction Agreements in accordance with their terms due to, among other things, the failure by Fujifilm to deliver the audited financial statements of Fuji Xerox by April 15, 2018 and the material deviations reflected in the audited financial statements of Fuji Xerox, when delivered. The Company's termination of the Transaction Agreements is the subject of pending litigation.
The Company continues to maintain existing commercial relationships with Fuji Xerox and Fujifilm, including, as part of the following agreements: (i) the Joint Enterprise Contract, between the Company and Fujifilm, dated March 30, 2001, (ii) the Technology Agreement, dated April 1, 2006, by and between the Company and Fuji Xerox and (iii) the Master Program Agreement made and entered into as of September 9, 2013 by and between the Company and Fuji Xerox. On June 25, 2018, the Company disclosed to Fujifilm that it does not currently plan to renew the Technology Agreement when it expires in 2021. In addition, the Company indicated that, upon expiration, it may sell products directly into the Asia-Pacific market with sole and exclusive use of the Xerox brand name. Xerox's goals include sourcing products, parts and supplies from the most competitive suppliers to support the needs of its customers.

Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Equipment sales	$511	$531	(3.8)%	(2.7)%	22%	21%
Post sale revenue	1,841	1,966	(6.4)%	(5.2)%	78%	79%
Total Revenue	$2,352	$2,497	(5.8)%	(4.7)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$943	$981	(3.9)%	(2.7)%
Less: Supplies, paper and other sales	(432)	(461)	(6.3)%	(4.9)%
Add: Equipment-related training(1)	—	11	NM	NM
Equipment Sales	$511	$531	(3.8)%	(2.7)%

Services, maintenance and rentals	$1,344	$1,443	(6.9)%	(5.8)%
Add: Supplies, paper and other sales	432	461	(6.3)%	(4.9)%
Add: Financing	65	73	(11.0)%	(9.8)%
Less: Equipment-related training(1)	—	(11)	NM	NM
Post Sale Revenue	$1,841	$1,966	(6.4)%	(5.2)%

North America	$1,444	$1,514	(4.6)%	(4.2)%	61%	61%
International	814	853	(4.6)%	(2.0)%	35%	34%
Other	94	130	(27.7)%	(27.7)%	4%	5%
Total Revenue(2)	$2,352	$2,497	(5.8)%	(4.7)%	100%	100%

Memo:
Managed Document Services(3)	$848	$853	(0.6)%	0.9%	36%	34%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales. In prior periods, this revenue was reported within Services, maintenance and rentals.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $724 million in third quarter 2018 and $744 million in third quarter 2017, representing a decrease of 2.7% including a 1.5-percentage point unfavorable impact from currency.

Third quarter 2018 total revenue decreased 5.8% as compared to third quarter 2017, with a 1.1-percentage point unfavorable impact from currency. Third quarter 2018 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue decreased 6.4% as compared to third quarter 2017, with a 1.2-percentage point unfavorable impact from currency.

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS). These revenues decreased 6.9% with a 1.1-percentage point unfavorable impact from currency. The decline at constant currency[1] reflected the continuing trends of lower page volumes (including a higher mix of lower usage products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with continued lower signings and lower installs in prior periods. These declines were partially mitigated by higher revenues from our partner print services offering.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 6.3% as compared to third quarter 2017, including a 1.4-percentage point unfavorable impact from currency. The decline at constant currency[1] was driven by lower supplies revenues and lower network integration sales, while paper increased as a result of higher sales in developing markets. This decline also included an approximate 1.3-percentage point impact from lower OEM sales.

◦
Financing revenue is generated from financed equipment sale transactions. The 11.0% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods and included a 1.2-percentage point unfavorable impact from currency.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Entry(1)	$56	$52	7.7%	9.1%	11%	10%
Mid-range	351	350	0.3%	1.0%	69%	66%
High-end	94	101	(6.9)%	(5.1)%	18%	19%
Other(1)	10	28	(64.3)%	(64.3)%	2%	5%
Equipment Sales(2)	$511	$531	(3.8)%	(2.7)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018 revenues from our OEM business are included in Other, which had historically been reported within Entry. This reclassification was made to provide better transparency to our business results. Prior year amounts have been adjusted to conform to this change.

(2)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales (previously included in Post Sale Revenue). Prior year amounts have been adjusted to conform to this change.

•
Equipment sales revenue decreased 3.8% as compared to third quarter 2017, with a 1.1-percentage point unfavorable impact from currency and was impacted by price declines of approximately 5% (which were in-line with our historic declines). The decline at constant currency[1] included a 4.5-percentage point impact from lower OEM equipment sales.

◦	Entry - The increase reflected higher sales of our ConnectKey devices in developing markets and U.S. indirect channels.

◦
Mid-range - The increase primarily reflected higher sales through our Enterprise channel in the U.S., including higher large account and public sector sales, as well as higher sales of lower-end devices in developing markets. This increase was partially offset by lower revenues from indirect channels and from our Global Imaging business.

◦
High-end - The decrease primarily reflected lower revenues from iGen in the U.S. and lower installs of Versant systems (partially as a result of lapping the prior year launch), along with lower revenues from black-and-white systems consistent with market decline trends. These declines were only partially mitigated by demand for the recently launched Iridesse production press.

Total Installs
Installs reflect new placement of devices only. Revenue associated with equipment installations (discussed below) may be reflected up-front in Equipment sales or over time either through rental income or as part of our Managed Document Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Install activity includes Managed Document Services and Xerox-branded products shipped to our Global Imaging business. Detail by product group (see Appendix II) is shown below:
Entry2

•	8% decrease in color multifunction devices, reflecting lower sales through our US channels.

•
21% increase in black-and-white multifunction devices, driven largely by higher activity from low-end devices in developing markets as well as higher sales of ConnectKey devices through indirect channels in the U.S. and Europe.

Mid-Range3

•
8% increase in mid-range color installs reflecting higher demand for our ConnectKey products from our U.S. Enterprise channel (primarily from large and public sector accounts) as well as higher sales of lower-end A3 devices in developing markets.

•	19% increase in mid-range black-and-white, reflecting demand for recently launched products across all geographies.

High-End3

•	17% decrease in high-end color installs, as demand for our new Iridesse production press was offset by lower installs of iGen and lower-end production systems.

•	3% decrease in high-end black-and-white systems reflecting market trends partially offset by favorable impact from our customers' technology refresh cycles in the U.S.
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Our reported signings mostly represent those from our Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our Global Imaging business. Total Contract Value (TCV) is the estimated total contractual revenue related to signed contracts; our signings expressed in TCV were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2018	2017	% Change	CC % Change	2018	2017	% Change	CC % Change
Signings	$593	$606	(2.1)%	(2.8)%	$1,619	$1,761	(8.1)%	(9.1)%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).
Third quarter 2018 signings decreased 2.1% from third quarter 2017, including a 0.7-percentage point favorable impact from currency, reflecting lower renewals as a result of ongoing competitive pressure in the market. On a trailing twelve month (TTM) basis, signings decreased 6.5% from the comparable prior year period, with a 1.1-percentage point favorable impact from currency.
New business TCV increased 15.7% from third quarter 2017, led by activity in Europe and included a 0.7-percentage point favorable impact from currency. On a TTM basis, new business increased 2.2% at constant currency.1
Renewal Rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Contract renewal rate for the third quarter 2018 was 79%, compared to our full year 2017 renewal rate of 84%.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices decreased 41%, while Entry black-and-white multifunction devices decreased 4%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices increased 8%, and High-end color systems decreased 18%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2018	2017	B/(W)
Gross Profit	$942	$1,001	$(59)
RD&E	102	105	3
SAG	583	630	47

Equipment Gross Margin	34.6%	29.5%	5.1 pts.
Post sale Gross Margin	41.7%	42.9%	(1.2) pts.
Total Gross Margin	40.1%	40.1%	- pts.
RD&E as a % of Revenue	4.3%	4.2%	(0.1) pts.
SAG as a % of Revenue	24.8%	25.2%	0.4 pts.

Pre-tax Income	$192	$167	$25
Pre-tax Income Margin	8.2%	6.7%	1.5 pts.

Adjusted(1) Operating Profit	$307	$302	$5
Adjusted(1) Operating Margin	13.1%	12.1%	1.0 pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Third quarter 2018 pre-tax income margin of 8.2% increased 1.5-percentage points as compared to third quarter 2017. The increase was primarily driven by lower transaction and related costs, net, as well as lower restructuring and related costs and the benefit from our business transformation actions which outpaced the revenue declines.
Adjusted1 Operating Margin
Third quarter 2018 adjusted1 operating margin of 13.1% increased 1.0-percentage point as compared to third quarter 2017, including a 0.4-percentage point favorable impact from transaction currency. The increase primarily reflects higher equity income and SAG savings and cost productivity associated with our business transformation actions which more than offset the pace of revenue decline.
Gross Margin
Third quarter 2018 gross margin of 40.1% was flat compared to third quarter 2017, including a 0.4-percentage point favorable impact from transaction currency and also reflecting higher equipment margin partially offset by lower post sale margin and a less profitable mix of our revenue streams.
Third quarter 2018 equipment gross margin of 34.6% increased 5.1-percentage points as compared to third quarter 2017, reflecting the benefit from lower OEM sales (which carry a negative upfront margin) and favorable transaction currency as well as savings from cost productivity initiatives.
Third quarter 2018 post sale gross margin of 41.7% decreased 1.2-percentage points as compared to third quarter 2017 reflecting lower revenues and an unfavorable mix of lower supplies, partially offset by productivity and restructuring savings.
Research, Development and Engineering Expenses (RD&E)
Third quarter 2018 RD&E as a percentage of revenue of 4.3% was 0.1-percentage points higher compared to third quarter 2017.
RD&E of $102 million decreased $3 million compared to third quarter 2017 and reflected restructuring and cost productivity savings as well lower expenses associated with the sale of a research facility in the prior year, partially offset by modest investments in innovation in complementary market areas.

Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 24.8% decreased 0.4-percentage points as compared to third quarter 2017, reflecting primarily the benefit from productivity and restructuring associated with our business transformation actions.
SAG of $583 million was $47 million lower than third quarter 2017, including an approximate $5 million favorable impact from currency. The reduction reflected primarily productivity and restructuring savings associated with our business transformation actions, which were partially offset by $5 million of charges related to the cancellation of certain IT projects as we continue to evaluate the returns on our IT investment. Bad debt expense of $10 million was $2 million higher than third quarter 2017 and remained at less than one percent of receivables.
Restructuring and Related Costs
Third quarter 2018 Restructuring and related costs of $29 million included $40 million of severance costs related to headcount of approximately 900 employees worldwide and $1 million of lease cancellation costs. The average restructuring cost per employee was lower in the third quarter 2018 as compared to 2017 primarily due to reductions in our employee severance programs particularly with respect to actions in the U.S. These costs were partially offset by $12 million of net reversals for changes in estimated reserves from prior period initiatives. Third quarter 2018 actions impacted several functional areas, with approximately 30% focused on gross margin improvements, approximately 65% on SAG reductions, and the remainder focused on RD&E optimization.
Third quarter 2017 Restructuring and related costs of $35 million included net restructuring and asset impairment charges of $34 million as well as $1 million of additional costs primarily related to professional support services associated with the implementation of the strategic transformation program. Third quarter 2017 net restructuring and asset impairment charges of $34 million included $39 million of severance costs related to headcount of approximately 600 employees worldwide. These costs were partially offset by $5 million of net reversals for changes in estimated reserves from prior period initiatives. The third quarter 2017 actions impacted several functional areas, with approximately 80% focused on SAG reductions and 20% focused on gross margin improvements.
The restructuring reserve balance as of September 30, 2018 for all programs was $70 million, of which $67 million is expected to be spent over the next twelve months.
Transaction and Related Costs, Net
Transaction and related cost, net, was a $33 million credit in the third quarter 2018 primarily due to recoveries from insurance and other vendors.
We continue to pursue additional recoveries from insurance carriers and other parties for costs and expenses related to the terminated transaction and shareholder litigation and therefore additional recoveries and adjustments may be recorded in future periods, when finalized.
Amortization of Intangible Assets
Third quarter 2018 Amortization of intangible assets of $12 million was flat compared to third quarter 2017.
Worldwide Employment
Worldwide employment was approximately 33,200 as of September 30, 2018 and decreased by approximately 2,100 from December 31, 2017, largely driven by our business transformation. Approximately half of the reduction was associated with restructuring actions, while the remaining resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled.
Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2018	2017
Non-financing interest expense	$28	$29
Non-service retirement-related costs	33	35
Interest income	(5)	(2)
Gains on sales of businesses and assets	(3)	(13)
Currency losses, net	3	—
Loss on sales of accounts receivable	1	3
Other expenses, net	$57	$52

Non-financing interest expense
Third quarter 2018 non-financing interest expense of $28 million was $1 million lower than third quarter 2017. When combined with financing interest expense (Cost of financing), total interest expense decreased by $1 million from third quarter 2017 due to a lower debt balance, partially offset by higher average interest rates.
Non-service retirement-related costs
Third quarter 2018 non-service retirement-related costs were $2 million lower than third quarter 2017, primarily driven by the favorable impact of higher pension contributions and asset returns in the prior year, partially offset by higher losses from pension settlements in the U.S.
Gains of sales of businesses and assets
Third quarter 2018 gains on sales of businesses and assets were $10 million lower than third quarter 2017, reflecting primarily the prior year sale of our research facility in Grenoble, France (which primarily supported the discontinued BPO business).
Income Taxes
Third quarter 2018 effective tax rate was 74.0% and includes an additional charge of $95 million related to a change in the provisional estimated impact from the 2017 Tax Cuts and Jobs Act (the "Tax Act") as discussed below. On an adjusted1 basis, third quarter 2018 effective tax rate was 24.5%. This rate was higher than the U.S. statutory tax rate of 21% primarily due to the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, non-service retirement-related costs and the impact of the Tax Act as discussed below.
Third quarter 2017 effective tax rate was 10.8%. On an adjusted1 basis, third quarter 2017 effective tax rate was 19.3%. Both rates were lower than the U.S. statutory tax rate of 35% primarily due to the redetermination of certain unrecognized tax positions upon conclusion of several audits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Tax Cuts and Jobs Act (the “Tax Act”)
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act significantly revises the U.S. corporate income tax system by, among other things, lowering the U.S. statutory corporate income tax rate from 35% to 21% and implementing a territorial tax system that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries.
During the fourth quarter 2017, we recorded an estimated non-cash charge of $400 million reflecting our provisional estimated impact associated with the provisions of the Tax Act based on currently available information. Our estimated charge incorporated assumptions based on our current interpretation of the Tax Act as well as information available at that time and was subject to change, possibly materially, as we completed our analysis and received additional clarification and implementation guidance. During third quarter 2018 we adjusted our provisional estimate by an additional charge of $95 million reflecting certain positions taken on our recently filed 2017 income tax return as well as consideration of additional guidance from the U.S. Treasury and Internal Revenue Service (IRS). The adjustment includes changes to the determination of the one-time deemed repatriation tax as well as additional re-measurement of our U.S. deferred tax assets and liabilities to the lower enacted statutory tax rate. The total charge of $495 million related to the Tax Act remains a provisional estimate as we continue to evaluate and consider interpretive guidance from the U.S. Treasury and IRS as well as additional filing positions we may take on our 2018 U.S. Tax Return. Accordingly, additional adjustments may be recorded, possibly material, in the fourth quarter 2018 as we finalize our estimate related to the Tax Act. Any adjustments to this provisional amount will be reported as a component of Income tax expense.
Effective January 1, 2018, we became subject to several provisions of the Tax Act including computations related to Global Intangible Low Taxed Income ("GILTI"), Foreign Derived Intangible Income ("FDII"), Base Erosion and Anti-Abuse Tax ("BEAT"), and IRC Section 163(j) interest limitation (Interest Limitation). Our current estimate for the GILTI, FDII and Interest Limitation rules was determined to be immaterial, however we currently estimate that we are subject to BEAT. Accordingly, our third quarter and year to date 2018 effective tax rate includes the estimated impact for BEAT, which has also been incorporated into our estimated annual effective tax for 2018. Similar to the provisional charge recorded in the fourth quarter 2017 associated with the enactment of the Tax Act, the estimates for these additional provisions of the Tax Act were made based on our current interpretation of the Tax Act as well as currently available information and may change, as we complete our analysis and receive additional clarification and implementation guidance. Changes in interpretations and assumptions as well as actions we may take as a result of the Tax Act may also impact these estimates.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Third quarter 2018 equity income of $43 million increased $13 million compared to third quarter 2017, reflecting savings from restructuring as well as lower debt provisions partially offset by $1 million of higher year-over-year charges related to our share of Fuji Xerox after-tax restructuring and other charges.

Net Income from Continuing Operations
Third quarter 2018 net income from continuing operations attributable to Xerox was $89 million, or $0.34 per diluted share, which included an estimated non-cash charge of $95 million or $0.37 per diluted share associated with the Tax Act. See the “Income Taxes” section for further explanation. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $222 million, or $0.85 per diluted share. Third quarter 2018 adjustments to net income include Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Third quarter 2017 net income from continuing operations attributable to Xerox was $176 million, or $0.67 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $234 million, or $0.89 per diluted share. Third quarter 2017 adjustments to net income include Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs.
See the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.
Other Comprehensive Income
Third quarter 2018 Other Comprehensive Income, Net Attributable to Xerox was $61 million and reflected the following: i) $83 million of net gains from the changes in defined benefit plans, which included a $43 million out-of-period adjustment related to actuarial gains as discussed below; ii) net translation adjustment losses of $13 million, reflecting the weakening of the Japanese Yen against the U.S. Dollar in the third quarter 2018; and iii) $9 million of net unrealized losses. This compares to third quarter 2017 Other Comprehensive Income, Net Attributable to Xerox of $115 million, which reflected the following: i) $41 million of net losses from the changes in defined benefit plans, primarily due to translation impacts; ii) net translation adjustment gains of $154 million, reflecting the strengthening of our major foreign currencies against the U.S. Dollar in the third quarter 2017; and iii) $2 million of net unrealized gains.
In third quarter 2018, we determined that the Pension Benefit Obligation (PBO) for our UK funded pension plan at December 31, 2017 was overstated by approximately GBP 40 million (approximately USD $53 million or $43 million after-tax). The error was the result of the plan administrator under-reporting benefit payments. The correction of the PBO was recorded as an out-of-period adjustment in third quarter 2018 with the offset to the balance sheet recorded as a credit to Changes in defined benefit plans, net for the period. We assessed the impact of this error and concluded that it was not material to the financial statements of any previously issued interim or annual financial statements and the correction of the error in third quarter 2018 is not expected to be material to the annual financial statements for 2018.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended September 30,
(in millions)	2018	2017	Change
Net cash provided by (used in) operating activities of continuing operations	$274	$(443)	$717
Net cash used in operating activities of discontinued operations	—	(2)	2
Net cash provided by (used in) operating activities	274	(445)	719

Net cash (used in) provided by investing activities	(23)	60	(83)

Net cash (used in) provided by financing activities	(359)	908	(1,267)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	19	(20)
(Decrease) increase in cash, cash equivalents and restricted cash	(109)	542	(651)
Cash, cash equivalents and restricted cash at beginning of period	1,327	1,377	(50)
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,218	$1,919	$(701)
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $274 million in third quarter 2018. The $717 million increase in operating cash from third quarter 2017 was primarily due to the following:

•
$12 million decrease in pre-tax income before transaction and related costs, net, depreciation and amortization, gain on sales of businesses and assets, restructuring charges and defined benefit pension costs.

•	$635 million increase due to prior year voluntary contributions to our domestic tax-qualified defined benefit plans.

•	$79 million increase from inventory due to the timing of the product launch in the prior year.

•	$57 million increase primarily related to the prior year settlements of foreign currency derivative contracts associated with intercompany borrowings.

•	$35 million increase from accounts receivable primarily due to the prior year reclassification of $58 million of collections of deferred proceeds from the sales of accounts receivables to investing.

•	$46 million decrease due to lower net run-off of finance receivables of $36 million and higher equipment on operating leases of $10 million.
Cash Flows from Investing Activities
Net cash used in investing activities was $23 million in third quarter 2018. The $83 million decrease in cash from third quarter 2017 was primarily due to the following:

•	$58 million decrease is primarily a result of the termination of certain accounts receivables sales arrangements in fourth quarter 2017.

•	$20 million decrease due to the prior year sale of a research facility in Grenoble, France.
Cash Flows from Financing Activities
Net cash used in financing activities was $359 million in third quarter 2018. The $1,267 million decrease in cash from third quarter 2017 was primarily due to the following:

•
$988 million decrease from net debt activity. Third quarter 2017 reflected proceeds of $1.0 billion on Senior Notes offset by debt issuance costs of $8 million compared to no debt activity in the current year.

•	$284 million decrease due to the resumption of share repurchases in 2018.

Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with tax and labor litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash is expected to be contractually or judicially released.

(in millions)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$1,157	$1,293
Restricted cash
Tax and labor litigation deposits in Brazil	59	72
Other restricted cash	2	3
Total Restricted cash	61	75
Cash, cash equivalents and restricted cash	$1,218	$1,368
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	September 30, 2018	December 31, 2017
Other current assets	$—	$1
Other long-term assets	61	74
Total Restricted cash	$61	$75

Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	September 30, 2018	December 31, 2017
Principal debt balance(1)	$5,283	$5,579
Net unamortized discount	(28)	(35)
Debt issuance costs	(26)	(32)
Fair value adjustments(2)
- terminated swaps	2	4
- current swaps	(6)	1
Total Debt	$5,225	$5,517
____________________________

(1)	Includes Notes Payable of $2 million and $6 million as of September 30, 2018 and December 31, 2017, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2018	December 31, 2017
Total finance receivables, net(1)	$3,494	$3,752
Equipment on operating leases, net	441	454
Total Finance Assets, net(2)	$3,935	$4,206
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2017 includes a decrease of $51 million due to currency.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2018	December 31, 2017
Finance receivables debt(1)	$3,057	$3,283
Equipment on operating leases debt	386	397
Financing debt	3,443	3,680
Core debt	1,782	1,837
Total Debt	$5,225	$5,517
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days. During the fourth quarter 2017, we terminated all accounts receivable sales arrangements in North America and all but one arrangement in Europe. The remaining accounts receivable sales facility in Europe enables us to sell receivables associated with our distributor network on an ongoing basis without recourse. Under this arrangement, we sell our entire interest in the related accounts receivable for cash and no portion of the payment is held back or deferred by the purchaser.
Accounts receivable sales activities were as follows:

	Three Months Ended September 30,
(in millions)	2018	2017
Accounts receivable sales(1)	$66	$520
Deferred proceeds	—	56
Loss on sales of accounts receivable	1	3
Estimated decrease to operating cash flows(2)	(34)	(77)
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)
Represents the difference between current and prior period accounts receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency. In third quarter 2018, the $34 million decrease reflected lower sales consistent with the seasonality of our European operations.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm"); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.
In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the third quarter 2018 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our strategic transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net as a result of our adoption of ASU 2017-07 - Reporting of Retirement Related Benefit Costs in 2018. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with Xerox's planned combination transaction with Fuji Xerox, which was terminated in May 2018, as well as costs and expenses related to the previously disclosed settlement agreement reached with certain shareholders and litigation related to the terminated transaction and other shareholder actions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement and litigation. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Restructuring and other charges - Fuji Xerox: We also adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs, net based on the same rationale discussed above.

•	Other discrete, unusual or infrequent items: In addition, we also excluded the following item given its discrete, unusual or infrequent nature and its impact on our results for the period.

◦
An additional charge in third quarter 2018 related to a change in the provisional estimated impact from the 2017 Tax Cuts and Jobs Act (the "Tax Act"). See the “Income Taxes” section for further explanation.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We also calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business. Adjusted operating income and margin also include Equity in net income (loss) of unconsolidated affiliates. Equity in net income (loss) of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox's net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary product supplier and intermediary to the Asia/Pacific market for distribution of Xerox branded products and services.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is the local country currency. The constant currency impact for signings growth is calculated on the basis of plan currency rates. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows from continuing operations by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$89	$0.34	$176	$0.67
Adjustments:
Restructuring and related costs	29		35
Amortization of intangible assets	12		12
Transaction and related costs, net	(33)		—
Non-service retirement-related costs	33		35
Income tax on adjustments(2)	(10)		(30)
Restructuring and other charges - Fuji Xerox(3)	7		6
Tax Act	95		—
Adjusted	$222	$0.85	$234	$0.89
Dividends on preferred stock used in adjusted EPS calculation(4)		$—		$—
Weighted average shares for adjusted EPS(4)		261		263
Fully diluted shares at end of period(5)		255
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges in 2018 represent costs associated with the terminated combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at September 30, 2018 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the third quarter 2018.

Effective Tax Rate reconciliation:

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$192	$142	74.0%	$167	$18	10.8%
Non-GAAP Adjustments(2)	41	10		82	30
Tax Act	—	(95)		—	—
Adjusted(3)	$233	$57	24.5%	$249	$48	19.3%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$192	$2,352	8.2%	$167	$2,497	6.7%
Adjustments:
Restructuring and related costs	29			35
Amortization of intangible assets	12			12
Transaction and related costs, net	(33)			—
Non-service retirement-related costs	33			35
Equity in net income of unconsolidated affiliates	43			30
Restructuring and other charges - Fuji Xerox(2)	7			6
Other expenses, net	24			17
Adjusted	$307	$2,352	13.1%	$302	$2,497	12.1%
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(1)	Pre-Tax Income and revenue from continuing operations.

(2)	Other charges in 2018 represent costs associated with the terminated combination transaction.

Operating Cash Flow reconciliation:

	Three Months Ended September 30,
(in millions)	2018	2017
Reported(1)	$274	$(443)
Add: Voluntary contributions to U.S. defined benefit pension plans	—	500
Add: Collections on beneficial interests received in sales of receivables	—	60
Adjusted	$274	$117
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(1)	Operating cash flow from continuing operations.

Guidance:

Free Cash Flow
(in millions)	FY 2018
Operating Cash Flows from Continuing Operations	$1,000 - $1,100
Less: capital expenditures	(100)
Free Cash Flows from Continuing Operations	$900 - $1,000

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$89	$176	$224	$388
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net income from continuing operations available to common shareholders	85	172	213	377
Net income (loss) from discontinued operations attributable to Xerox	—	3	—	(3)
Adjusted net income available to common shareholders	$85	$175	$213	$374
Weighted average common shares outstanding	251,290	254,510	253,360	254,259
Basic Earnings (Loss) per Share:
Continuing operations	$0.34	$0.68	$0.84	$1.49
Discontinued operations	—	0.01	—	(0.01)
Basic Earnings per Share	$0.34	$0.69	$0.84	$1.48
Diluted Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$89	$176	$224	$388
Accrued dividends on preferred stock	(4)	—	(11)	(11)
Adjusted net income from continuing operations available to common shareholders	85	176	213	377
Net income (loss) from discontinued operations attributable to Xerox	—	3	—	(3)
Adjusted net income available to common shareholders	$85	$179	$213	$374
Weighted average common shares outstanding	251,290	254,510	253,360	254,259
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	2,763	2,133	2,875	2,170
Convertible preferred stock	—	6,742	—	—
Adjusted weighted average common shares outstanding	254,053	263,385	256,235	256,429
Diluted Earnings (Loss) per Share:
Continuing operations	$0.34	$0.67	$0.83	$1.47
Discontinued operations	—	0.01	—	(0.01)
Diluted Earnings per Share	$0.34	$0.68	$0.83	$1.46
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock Options	1,052	—	1,052	—
Restricted stock and performance shares	3,529	3,890	3,417	3,852
Convertible preferred stock	6,742	—	6,742	6,742
Total Anti-Dilutive Securities	11,323	3,890	11,211	10,594

Dividends per Common Share	$0.25	$0.25	$0.75	$0.75

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from Global Imaging Systems), as well as workflow automation services, and Centralized Print Services and Solutions (CPS). MDS excludes Communication and Marketing Solutions (CMS).